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                     April 18, 2023

       Mark Humphrey
       Chief Financial Officer
       Herc Holdings Inc.
       27500 Riverview Center Blvd.
       Bonita Springs, FL 34134

                                                        Re: Herc Holdings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 14,
2023
                                                            File No. 001-33139

       Dear Mark Humphrey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services